Exhibit 99.6 — Second Amendment to Non-Disclosure Agreement
SECOND AMENDMENT TO NON-DISCLOSURE AGREEMENT
This Second Amendment to Non-Disclosure Agreement (this “Amendment”) is entered into on April 27, 2011, by and among Blueknight Energy Partners, L.P., a Delaware limited partnership (“Blueknight”), and Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company (the “General Partner”), on the one hand, and Swank Capital, LLC (“Receiving Party”), on the other hand.
RECITALS
WHEREAS, Blueknight, the General Partner and Receiving Party entered into that certain Non-Disclosure Agreement effective as of March 3, 2011 (as amended by that Amendment to Non-Disclosure Agreement entered into on March 17, 2011, the “NDA”; capitalized terms used but not defined herein shall have the meanings given such terms in the NDA); and
WHEREAS, in accordance with Section 5(d) of the NDA, Blueknight, the General Partner and Receiving Party desire to amend the NDA in certain respects.
NOW THEREFORE, in consideration of the mutual promises contained in this Amendment, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Section 1. Amendment.
1.1 Section 4(b) of the NDA is hereby amended by adding the following sentences at the end of such section:
“The parties agree that on or about April 27, 2011, representatives of Blueknight, the General Partner and/or their respective Affiliates will meet with representatives of Receiving Party to discuss the refinancing and recapitalization of Blueknight (the “Third Refinancing Meeting”). The other limited partners of Blueknight that attended the Refinancing Meeting and Second Refinancing Meeting are herein referred to as the “Other Blueknight Unitholders.” The parties agree that Receiving Party will not be considered part of a Group for purposes of Blueknight’s partnership agreement with the Other Blueknight Unitholders solely because of any discussions during the period beginning on April 29, 2011 and ending on (and including) May 3, 2011 that Receiving Party may have with the Other Blueknight Unitholders relating to the subject matter of the Third Refinancing Meeting. Furthermore, in addition to the obligations as set forth in this Section 4(b) relating to the Refinancing Meeting and the Second Refinancing Meeting (and not in limitation thereof), the parties agree that (i) at the Third Refinancing Meeting there may be discussion in the nature of offers to compromise the disputed claims made in filings with the Securities and Exchange Commission (including filings made on Schedule 13D), correspondence to the General Partner and Blueknight and/or statements made by Receiving Party or its representatives to the General Partner and Blueknight or their representatives and (ii) all conduct of, or oral statements made by, Blueknight, the General Partner, Receiving Party or their respective representatives at the Third Refinancing Meeting that concern prospective settlement of the disputed claims (other than such conduct or statements containing information which (1) is or becomes generally available to the public other than as a result of disclosure by the party receiving the information at the Third Refinancing Meeting in breach of this Agreement, (2) was or becomes available to the party receiving the information at the Third Refinancing Meeting on a non-confidential basis prior to or after its disclosure at the Third Refinancing Meeting from a person who is not known by the party receiving the information at the Third Refinancing Meeting to be bound by an obligation to the party disclosing such information at the Third Refinancing Meeting to keep such information confidential or (3) is developed independently without use of conduct or statements at the Third Refinancing Meeting that concern prospective settlement of the disputed claims and without violating any of the provisions of this Agreement) are inadmissible and may not be used in any subsequent proceeding under applicable federal or state rules of evidence. As set forth above in this Section 4(b), the parties confirm that notwithstanding anything to the contrary herein, this Section 4(b) shall survive the termination of this agreement and/or any disclosure of Blueknight Non-public Information.”
1.2 Section 4(c) of the NDA is hereby amended by adding the following sentences at the end of such section:
“In addition, to the obligations set forth in this Section 4(c) (and not in limitation thereof), Receiving Party agrees during the period beginning on April 27, 2011 and ending on (and including) May 12, 2011 (the “Lock-Up Period”), unless Receiving Party has been specifically consented to in writing by Blueknight, Receiving Party and its Affiliates will not, directly or indirectly, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, any sale (including any short-sale) or acquisition of any equity securities (or beneficial ownership thereof) or acquisition of assets of Blueknight or any of its Affiliates.”
1.3 Section 4(d) of the NDA is hereby amended by adding the following sentences at the end of such section:
“In addition, to the obligations set forth in this Section 4(d) (and not in limitation thereof), on or before the expiration of the Lock-Up Period, Blueknight shall publicly disclose any Blueknight Non-public Information disclosed to Receiving Party at the Third Refinancing Meeting that Blueknight, in its good faith judgment, determines is Material non-public information under United States securities laws with respect to Blueknight or Blueknight’s securities. Blueknight shall promptly notify Receiving Party after making such disclosure.”
Section 2. No Other Amendments.
2.1 Except as expressly modified in this Amendment, the NDA remains in full force and effect.
Section 3. Miscellaneous.
3.1 This Amendment shall be subject to, and construed in accordance with, the laws of the State of New York (excluding its conflicts of laws rules) and applicable federal laws and regulations. This Amendment, together with the NDA, contains the entire agreement and understanding among the parties concerning the subject matter hereof, and supersedes any prior agreements, written or oral, relating to the subject matter hereof. This Amendment may be amended, modified or waived only by a separate writing executed by Blueknight and Receiving Party expressly so amending, modifying or waiving this Amendment. This Amendment may not be transferred or assigned (by operation of law or otherwise) by Receiving Party without the prior written consent of Blueknight, and shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. This Amendment may be executed by facsimile and in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the date first set forth above.

BLUEKNIGHT ENERGY PARTNERS, L.P.
By:	Blueknight Energy Partners G.P., L.L.C.

By:
Name:	Alex G. Stallings
Title:	Chief Financial Officer and Secretary

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.
By:
Name:	Alex G. Stallings
Title:	Chief Financial Officer and Secretary

SWANK CAPITAL, LLC
By:
Name:	Jerry V. Swank
Title:	Managing Member